Filed Pursuant to Rule 424(b)(3)
File No. 333-128070
INHIBITEX, INC.
PROSPECTUS SUPPLEMENT NO. 1
TO THE PROSPECTUS DATED SEPTEMBER 26, 2005
     This Prospectus Supplement No. 1 supplements our Prospectus dated September 26, 2005.
     The purpose of this Prospectus Supplement is to amend the “Selling Stockholders” section beginning on page 17 of the Prospectus dated September 26, 2005 in order to reflect the transfer by Baker Biotech Fund II, L.P., Baker Biotech Fund II (Z), L.P., Baker Biotech Fund III, L.P. and Baker Biotech Fund III (Z), L.P., each a selling stockholder, of the shares of Common Stock and the Warrants held by them to their affiliate, Baker Brothers Life Sciences, L.P.
     The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement.
     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS, AS SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT AND ANY OF OUR OTHER FILINGS INCORPORATED THEREIN BY REFERENCE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 2, 2006

ADDITION OF SELLING STOCKHOLDERS
     The information relating to Baker Biotech Fund II, L.P., Baker Biotech Fund II (Z), L.P., Baker Biotech Fund III, L.P. and Baker Biotech Fund III (Z), L.P. in the selling stockholder table in the section of the Prospectus entitled “Selling Stockholders” beginning on Page 17 of the Prospectus is amended as set forth below. The table below sets forth also sets forth, as of the date of this prospectus supplement, the name of each additional selling stockholder, the number of shares it may sell and the number of shares of common stock to be owned by such additional selling stockholder if all of the shares are sold.

Shares of
Common
	Stock	Number of Shares	Shares Owned
	Owned	Being Offered	After Offering
Prior to
Name	Offering	Shares	Number	Percent

Baker Biotech Fund II, L.P.	—	—	—	—
Baker Biotech Fund II (Z), L.P.	—	—	—	—
Baker Biotech Fund III, L.P.	—	—	—	—
Baker Biotech Fund III (Z), L.P.	—	—	—	—
Baker Brothers Life Sciences, L.P.	40,498	40,498	—	—